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                                    EXHIBIT A
                        TRANSACTIONS IN THE COMMON STOCK

         With respect to the transactions set forth below, all purchases were made by Pebbleton Corporation N.V. and were effected on The Nasdaq Stock Market, Inc., the exchange on which the shares of Common Stock of Dawson Geophysical Company are traded during the 60 days prior to the filing of this Amendment No. 1.


DATE OF PURCHASE           NUMBER OF SHARES                    PRICE PER SHARE
                             PURCHASED                              ($)
  10/06/98                     75,000                              8.7500
  10/06/98                      8,000                              8.6250
  10/06/98                     10,000                              8.8125
  10/06/98                      7,000                              9.0000
  10/13/98                     30,000                              9.3500
  10/13/98                      2,000                              9.5000
  10/16/98                     12,000                             10.0000
  11/17/98                     10,000                              9.9375
  11/19/98                     25,000                              9.6875
  11/19/98                     65,000                              9.6250
  11/19/98                     10,000                              9.5625




                                       A-1